EXHIBIT 21.1

SUBSIDIARIES OF URS CORPORATION

Name of Domestic Subsidiary and Consolidated Joint Ventures	State of Incorporation
URS Corporation	Nevada, USA
URS E&C Holdings, Inc. (formerly known as Washington Holdings Inc.)	Delaware, USA
URS Energy & Construction International Inc. (formerly known as Washington Group International Inc.)	Ohio, USA
URS Federal Technical Services, Inc. (formerly known as EG&G Technical Services Inc.)	Delaware, USA
URS Global Holdings Inc.	Nevada, USA
URS Group Inc.	Delaware, USA
URS Holdings, Inc.	Delaware, USA

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